UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2023

ZEROFOX HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39722	98-1557361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1834 S. Charles Street Baltimore, Maryland	21230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 936-9369

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ZFOX	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	ZFOXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 11, 2023, Peter Barris, Sean Cunningham and Corey Mulloy each notified the Board of Directors (the “Board”) of ZeroFox Holdings, Inc. (the “Company”) of their respective decisions to retire from the Board and not stand for re-election at the Company’s 2023 annual meeting of shareholders, to be held on June 29, 2023 (the “2023 Annual Meeting”).

Mr. Barris will continue to serve as a member of the Board, the audit committee of the Board and the nominating and corporate governance committee of the Board until the expiration of his term at the 2023 Annual Meeting. Mr. Cunningham will continue to serve as a member of the Board and the audit committee of the Board until the expiration of his term at the 2023 Annual Meeting. Mr. Mulloy will continue to serve as a member of the Board and the compensation committee of the Board until the expiration of his term at the 2023 Annual Meeting.

The decision by each of Messrs. Barris, Cunningham and Mulloy to not stand for re-election is not the result of any disagreement with the operations, policies or practices of the Company. The Board is divided into three classes (Class I, Class II and Class III) with staggered three-year terms. Messrs. Barris, Cunningham and Mulloy serve as Class I directors whose term of office expires at the 2023 Annual Meeting.

Both the Company and the Board thank Messrs. Barris, Cunningham and Mulloy for their service and valuable contributions as directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

zerofox holdings, inc.
Date: May 12, 2023	By:	/s/ Timothy S. Bender
Name: Timothy S. Bender Title: Chief Financial Officer